Exhibit 10.12

January 7, 2019

Brian Farmer

Re:    Employment Terms

Dear Brian:

You have been employed by Cirius Therapeutics, Inc. (the “Company”) pursuant to the terms of an offer letter from the Company dated March 21, 2017 (the “Original Offer Letter”). The Company is hereby offering you the amended terms of employment set forth below. Provided you accept the terms set forth in this letter agreement (the “Letter Agreement”), the terms set forth herein shall supersede and replace the terms set forth in the Original Offer Letter in entirety, contingent and effective upon (i) the effectiveness of the underwriting agreement between the Company and the underwriter(s) managing the initial public offering of the Company’s Common Stock, pursuant to which such Common Stock is priced for the initial public offering, and (ii) your continued employment with the Company at such time.

You will continue to work on a full-time (100%) basis, and you will continue to be expected to do and perform all services, acts or things which are normally associated with the position of Chief Financial Officer and Chief Business Officer, and you will report to the Company’s Chief Executive Officer. Subject to the terms of the Confidential Information Agreement referred to below, this commitment shall not preclude you from devoting time to (i) personal and family investments or serving on community and civic boards, or participating in industry associations, provided such activities do not interfere with your duties to the Company, as determined in good faith by the Board of Directors of the Company (the “Board”), and (ii) the outside activities listed on APPENDIX I of this offer letter.

The Company may change your position, duties and work location from time to time in its discretion. The Company’s regular business hours are from 8:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours, including evenings and weekends, as required to perform your job duties, and you will not be eligible for overtime pay.

Your base salary will be $337,500 per year, subject to annual review and adjustment by the Company. Such compensation will be payable in accordance with the Company’s standard payroll policies, less standard deductions and withholdings. You will also be eligible to earn a discretionary performance-based cash bonus, payable annually based on the attainment of individual and Company objectives. Your target performance-based cash bonus shall initially be 35% of your annual base salary. The Company’s payment, and the amount, of any such bonus, if any, shall be in the sole discretion of the Company, and any such bonus will not be deemed earned unless you are an employee of the Company in good standing on the date any such bonus is determined and paid. During the term of your employment, you will be eligible for the Company’s standard benefits covering employees at your level, subject to the terms and conditions of the applicable plans and policies. The Company may change your compensation and benefits from time to time in its sole discretion.

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The Company previously granted you various equity interests in the Original Offer Letter, which shall continue to be governed in all respects by the terms of the Company’s 2017 Equity Incentive Plan (the “Plan”) and the applicable equity agreements. You will remain eligible to receive future stock option grants as the Board shall deem appropriate.

You will also be eligible for severance under, and subject to the terms of, the Company’s Severance Benefit Plan and your participation agreement thereunder which will contain your specific severance opportunity.

As a Company employee, you must continue to comply with Company policies and procedures, as well as the Proprietary Information and Inventions Agreement (“Confidential Information Agreement”), signed by you on March 24, 2017, which (among other provisions) prohibits any unauthorized use or disclosure of Company proprietary, confidential or trade secret information.

Your employment relationship with the Company will remain at-will. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be changed in a written agreement signed by you and an authorized representative of the Company.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this letter agreement, your employment with the Company, or the termination of your employment from the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in San Diego, California by JAMS, Inc. (“JAMS”) or its successors before a single arbitrator, under JAMS’ then-applicable rules and procedures for employment disputes (which can be found at http://www.jamsadr.com/rules-clauses/, and which will be provided to you on request); provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. You and the Company shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law, provided, however, that in no event shall the arbitrator be empowered to hear or determine any class or collective claim of any type. Both you and the Company acknowledge that by agreeing to this arbitration procedure, you each waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fee. Nothing in this letter agreement is intended to prevent either the Company or you from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

This Letter Agreement, together with your Confidential Information Agreement, the Company’s Severance Benefit Plan, and any applicable stock agreements, will form the complete and exclusive statement of your employment agreement with the Company. The terms in this Letter Agreement supersede any other agreements, promises or representations made to you by anyone,

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whether oral or written, regarding the subject matters hereof. This Letter Agreement, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by an authorized representative of the Company and you. This Letter Agreement will be governed by and construed in accordance with the laws of the State of California, without regard to the conflict of law rules thereof. The terms of this Letter Agreement will inure to the benefit of, be binding on and enforceable by the successors, heirs and assigns of the parties. The Company will require any successors or assigns to expressly assume and agree to perform this Letter Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

If you agree with the provisions of this Letter Agreement, please sign and date this letter and return it to me by January 31, 2019.

We look forward to your favorable reply and continuing our productive and enjoyable working relationship.

Sincerely,

/s/ Robert Baltera, Jr.
Name: Robert Baltera, Jr.
Title: CEO

Accepted:

/s/ Brian Farmer	January 7, 2019
Brian Farmer	Date

Attachments: Proprietary Information and Inventions Agreement

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APPENDIX I

OUTSIDE ACTIVITIES

•	Mavupharma – Consultant
•	Frazier Healthcare Partners – Entrepreneur-In-Residence
•	Inipharm – Advisor
•	Ventrix, Inc. – Advisor

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